CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" in the Class Z and Class I and II Prospectuses and "Investment Management and Other Services" and "Financial Statements" in the Class Z and Class I and II Statements of Additional Information, and to the incorporation by reference in this Post-Effective Amendment No. 23 to Registration Statement Number 33-18516 on Form N-1A of our reports dated February 7, 1997, on the financial statements and financial highlights of Mutual Shares Fund, Mutual Qualified Fund, Mutual Beacon Fund, Mutual Discovery Fund, and Mutual European Fund (each a portfolio of Franklin Mutual Series Fund Inc.) included in the 1996 Annual Reports to Shareholders.


                                /s/ Ernst & Young
                                    Ernst & Young


Boston, Massachusetts
June 2, 1997